As filed with the Securities and Exchange Commission on August 6, 2009
Registration No. _______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sun Healthcare Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)
___________________

Delaware	85-0410612
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
18831 Von Karman, Suite 400
Irvine, California 92612
(Address, Including Zip Code, of Principal Executive Offices)
___________________
Sun Healthcare Group, Inc. 2009 Performance Incentive Plan
(Full Title of the Plan)
___________________
Michael Berg, Esq.
Sun Healthcare Group, Inc.
101 Sun Avenue NE
Albuquerque, New Mexico 87109
(505) 821-3355
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

Andor D. Ternor, Esq.
O'Melveny & Myers LLP
610 Newport Center Dr., Suite 1700
Newport Beach, California 92660
(949) 760-9600
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer” and “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

    Large accelerated filer  Accelerated filer☒  Non-accelerated filer  Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share (1)	4,078,830 shares(1)	$9.36(2)	$38,177,849(2)	$2,131(2)

(1)
This Registration Statement covers, in addition to the number of shares of Sun Healthcare Group, Inc. (the "Company" or the "Registrant"), common stock, par value $0.01 per share (the "Common Stock"), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Sun Healthcare Group, Inc. 2009 Performance Incentive Plan (the "Plan"), as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on August 4, 2009.

The Exhibit Index for this Registration Statement is at page 9.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.          Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2008, filed with the Commission on March 4, 2009, as amended (Commission File No. 001-12040);
(b)
The Company's Quarterly Report on Form 10-Q for its fiscal quarters ended March 31, 2009, filed with the Commission on April 29, 2009, as amended, and June 30, 2009, filed with the Commission on August 6, 2009 (each, Commission File No. 001-12040);

(c)	The Company’s Current Report on Form 8-K filed with the Commission on June 11, 2009 (Commission File No. 001-12040); and
(d)
The description of the Company’s Common Stock contained it its Registration Statement on Form 8-A filed with the Commission on March 6, 2002 (Commission File No. 001-12040), and any other amendment or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.          Description of Securities

The Company’s Common Stock is registered pursuant to Section 12 of the Exchange Act.  Therefore, the description of securities is omitted.

Item 5.          Interests of Named Experts and Counsel

The validity of the issuance of the Common Stock registered hereby is passed on for the Company by Michael Newman.  Mr. Newman is the Company’s Executive Vice President and General Counsel and is compensated by the Company as an employee. Mr. Newman beneficially owns 33,545 shares of Common Stock, 55,682 restricted stock units that are payable in an equivalent number of shares of Common Stock, and Company stock options to acquire up to an additional 108,144 shares of Common Stock.  Mr. Newman is eligible to receive stock awards by the Company under the Plan.

Item 6.          Indemnification of Directors and Officers

          As authorized by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the Company's Restated Certificate of Incorporation (the "Certificate") provides that a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under the DGCL. The DGCL provides that the liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for liability for payments of dividends of stock purchased or redemptions in violation of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

          While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director's breach of such director's duty of care.

          In addition, the Company's bylaws (the "Bylaws") provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director of the Company or an officer of the Company elected by the Board of Directors or, while a director of the Company or an officer of the Company elected by the Board of Directors, is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the Bylaws, the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Company.

          The Company maintains directors' and officers' liability insurance policies insuring directors and officers of the Company for certain covered losses as defined in the policies.

          The above discussion of the Company's corporate documents is not intended to be exhaustive and is qualified in its entirety by the Company's corporate documents.

Item 7.          Exemption from Registration Claimed

Not applicable.

Item 8.          Exhibits

See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9.          Undertakings

(a)          The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

 (ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

 (iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                    (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on August 5, 2009.

SUN HEALTHCARE GROUP, INC. By: /s/ Richard K. Matros
Richard K. Matros
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Richard K. Matros, L. Bryan Shaul and Michael T. Berg, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard K. Matros Richard K. Matros	Chairman and Chief Executive Officer (Principal Executive Officer)	August 5, 2009

/s/ L. Bryan Shaul L. Bryan Shaul	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 5, 2009

/s/ Gregory S. Anderson Gregory S. Anderson	Director	August 5, 2009

Signature	Title	Date

/s/ Tony M. Astorga Tony M. Astorga	Director	August 5, 2009

/s/ Christian K. Bement Christian K. Bement	Director	August 5, 2009

/s/ Michael J. Foster Michael J. Foster	Director	August 5, 2009

/s/ Barbara B. Kennelly Barbara B. Kennelly	Director	August 5, 2009

/s/ Steven M. Looney Steven M. Looney	Director	August 5, 2009

/s/ Milton J. Walters Milton J. Walters	Director	August 5, 2009

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1
Sun Healthcare Group, Inc. 2009 Performance Incentive Plan.  (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 11, 2009 (Commission File No. 001-12040) and incorporated herein by this reference.)

5.1	Opinion of Company Counsel.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in this registration statement under "Signatures").